Exhibit 99.1
GENERAL CABLE REPORTS FIRST QUARTER 2015 RESULTS
HIGHLAND HEIGHTS, KENTUCKY, May 6, 2015 – General Cable Corporation (NYSE: BGC) reported today results for the first quarter ended April 3, 2015. For the quarter, the Company generated adjusted earnings per share of $0.35 and adjusted operating income of $48 million. Reported loss per share for the quarter was $0.78 and reported operating income was $8 million. See page 3 of this press release for the reconciliation of adjusted to reported results and related disclosures.
Highlights

•
First quarter adjusted operating income of $48 million and adjusted EPS of $0.35 reflect the strong performance of the Company’s European submarine turnkey project business and the electric utility and telecommunication businesses in North America

•
Reduced net debt by $108 million and maintained availability of $391 million under the Company’s North American and European based credit facility after retiring $125 million senior floating rate notes

◦	Strong management of working capital in the Company’s core operations in North America, Latin America and Europe generated cash of $80 million

•
Completed the sale of the Company’s interests in joint ventures in Dominion Wire and Cable (Fiji) and Keystone Electric Wire and Cable (China) for cash consideration of $21 million, building on the momentum generated at the end of the year with the previously announced sale of the Company’s interest in the Philippines for $67 million, continuing our plan to simplify our global portfolio

•	Announced incremental restructuring actions during the first quarter including SG&A cost reductions and further asset optimization plans in North America and Europe
Gregory B. Kenny, President and Chief Executive Officer, said, “We are executing our strategic plan to simplify our geographic portfolio, reduce complexity and lower the cost base of our core operations. Our progress toward this goal included the sale of our interests in joint ventures in Fiji and China and incremental restructuring actions which are expected to result in one-time pre-tax charges in the range of $25 million and incremental annual savings of approximately $15 million in 2016. We also continue to make strong progress implementing our initial restructuring actions announced in July 2014 which represents estimated annual savings of $75 million. Collectively, we are now targeting $90 million in annual savings from restructuring initiatives. The searches for the next CEO and an operations-oriented independent director are progressing under the guidance of our outside Directors.”
Brian J. Robinson, Executive Vice President and Chief Financial Officer, said, “Our strong start to the year reflects the Company’s ability to capture and execute on project activity in several key businesses in Europe and North America. Our first quarter results reflect the benefit of better than expected production and contract service activity in our submarine turnkey project business in Europe and increased projects in our electric utility distribution and telecommunication businesses in North America. The impact of selling higher weighted average cost inventory into a lower price environment was less than expected as copper prices increased in the latter part of the first quarter. Overall, these results were partially offset by the impact of general economic weakness in Latin America and typical seasonality. Our actions in tightly managing working capital, applying divestiture sale proceeds to reduce debt and maintaining liquidity all position us to continue to fund the businesses including working capital requirements, restructuring activities and quarterly dividends.”
The following comparisons reflect comments on the Company’s core operations consisting of North America, Latin America and Europe (excluding Venezuela, Asia Pacific and Africa):
Q1 2015 versus Q1 2014
Excluding aerial transmission cable shipments in North America and Brazil and the impact of restructuring actions in Europe, unit volume in the Company’s core operations increased 3% year over year principally due to demand for electric utility distribution cables and rod and strip products in North America. Adjusted operating income for the first quarter of 2015 of $48 million was up $27 million from the first quarter of 2014. The year over year improvement in adjusted operating income principally reflects the strong performance of the Company’s European submarine turnkey project business and the benefit of restructuring initiatives, which more than offset the impact of selling higher weighted average cost inventory into a lower metal price environment.

Q1 2015 versus Q4 2014
Excluding aerial transmission cable shipments in North America and Brazil and the impact of restructuring actions in Europe, unit volume for the first quarter of 2015 was down 6% as compared to the fourth quarter. Sequentially, adjusted operating income was up $8 million in the first quarter principally due to the performance of the Company’s electric utility distribution and communication businesses in North America as well as restructuring initiatives. These items more than offset seasonally weak results in Latin America and the impact of lower shipments of specialty cables in North America as well as the impact of selling higher weighted average cost inventory into a lower metal price environment.
Other Expense
Other expense of $25 million principally reflects the adoption of the SIMADI currency exchange system in Venezuela and remeasurement of the local balance sheet at 193 bolivars per US dollar which resulted in an expense of $22 million in the first quarter. Excluding the impact of Venezuela, other expense included currency transaction losses of $4 million in the Company’s noncore businesses in Asia-Pacific and Africa, mark to market losses of $1 million on derivative instruments accounted for as economic hedges and foreign currency transaction gains in the core operations of $2 million.
Liquidity - Excluding Venezuela
Net debt was $1,054 million at the end of the first quarter of 2015, a decrease of $108 million from the end of the fourth quarter of 2014. The decrease in net debt is principally due to reductions in working capital and the use of cash proceeds generated from the sale of the Company’s interests in joint ventures in Fiji and China toward the reduction of debt. Building on the strong momentum generated at the end of 2014, the Company continues to efficiently manage its investment in working capital, particularly inventory.
Second Quarter 2015 Outlook for the Company’s Core Operations consisting of North America, Latin America and Europe (excluding Venezuela, Asia Pacific and Africa)
Revenues in the second quarter are expected to be in the range of $1.12 to $1.17 billion. Unit volume in the Company’s core operations is anticipated to be up low single digits sequentially principally due to seasonal demand trends. The Company anticipates adjusted operating income to be in the range of $40 to $55 million for the second quarter. Adjusted earnings per share are expected to be in the range of $0.20 to $0.40 per share for the second quarter. The Company’s second quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $2.94 and $0.87, respectively, and constant foreign currency exchange rates. The second quarter outlook does not include operating results from Venezuela, Asia Pacific and Africa.
“Sequentially, our second quarter outlook reflects the impact of normal seasonal demand, incremental restructuring savings and subsiding metal cost headwinds which are expected to be offset by the impact of lower project activity in our European submarine turnkey project business as well as our electric utility distribution and telecommunication businesses in North America following the strong results generated in the first quarter. We remain committed to the execution of our strategic initiatives which we believe are driving improvement in our core operations. To that end, we have generated substantial momentum in a very short period of time and given the ongoing uneven and highly mixed macro operating environment we continue to evaluate opportunities to further optimize our businesses, reduce costs and drive efficiencies,” Kenny concluded.
Non-GAAP Financial Measures
Adjusted operating income (defined as operating income before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share (defined as diluted earnings per share before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission.
These Company-defined non-GAAP financial measures are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Metal adjusted revenues, a non-GAAP financial measure, is also provided herein in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results and guidance reflect the removal of the impact of our Venezuelan operations on a standalone basis due to the ongoing economic and political uncertainty in that country, principally driven by the foreign currency exchange system, government-imposed regulations, price controls and limited access to U.S. dollars for the import of raw materials. However, we expect ongoing operations in Venezuela to continue, and we cannot predict the amounts of any future income or expenses we may incur relating to our Venezuelan operations. Certain operating results of Venezuela, Asia Pacific and Africa are disclosed in the First Quarter 2015 Investor Presentation available on the Company’s website.  Certain adjusted results and the second quarter 2015 guidance reflects the removal of Asia Pacific and Africa operating results as we are in the process of divesting these operations and therefore cannot predict the amounts of any future operating income or expenses we may incur. For accounting purposes, these operations do not meet the requirements to be presented as discontinued operations.
A reconciliation of adjusted operating income to GAAP operating income and adjusted earnings per share to GAAP earnings per share for the first quarter of 2015 and 2014 and the fourth quarter of 2014 is set forth in the table below. With respect to the Company’s expected second quarter 2015 revenues in its core operations, adjusted operating income and adjusted earnings per share, the Company is not able to provide a reconciliation of these non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.
A reconciliation of GAAP operating income and earnings per share to adjusted operating income and earnings per share follows:

	1st Quarter				4th Quarter
	2015		2014		2014
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
As reported	$7.9	$(0.780)	$(237.10)	$(6.420)	$(9.80)	$(3.350)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.01	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments	-	0.01	-	0.13	-	0.04
Restructuring and severance charges	17.2	0.23	2.1	0.02	25.5	0.36
Restatement and legal costs	7.4	0.10	2.9	0.04	3.9	0.05
Projects and insurance settlements	-	-	-	-	(17.20)	(0.210)
European Commission	-	-	2.5	0.03	-	-
Gain on the sale of divested assets	(0.90)	(0.010)	-	-	(17.60)	(0.220)
Foreign Corrupt Practices Act (FCPA) accrual	-	-	-	-	24.0	0.49
Goodwill/intangible asset impairment	-	-	248.5	4.29	-	-
Venezuela (income)/loss(1) (2)	5.1	0.59	4.2	1.80	37.6	2.98
Non-core operations (income)/loss – Asia Pacific and Africa	11.7	0.20	(2.00)	0.05	(6.00)	(0.020)
Total Adjustments	40.5	1.13	258.2	6.37	50.2	3.48
Adjusted	$48.4	$0.35	$21.1	$(0.050)	$40.4	$0.13

NOTE: Table above reflects an adjusted effective tax rate of 40% for all periods presented

(1)	First quarter 2015 EPS reflects a loss of $22 million due to the adoption of the SIMADI currency exchange system and remeasurement of the local balance sheet at 193 bolivars per US dollar

(2)
Fourth quarter 2014 operating income reflects the impact of a non-cash impairment charge of $43 million in Venezuela; also reflected in the EPS loss is the adoption of SICAD II currency exchange system and remeasurement of the local balance sheet at 50 bolivars per US dollar which resulted in a loss of $90 million

Conference Call and Investor Presentation
General Cable will discuss first quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on May 7, 2015. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.
General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 2, 2015, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.
Contact:
Len Texter
Vice President, Finance and Investor Relations
859-572-8684

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	April 3,	March 28,
	2015	2014
Net sales	$ 1,262.3	$ 1,430.1
Cost of sales	1,141.6	1,298.0
Gross profit	120.7	132.1

Selling, general and
administrative expenses	109.6	120.7
Goodwill impairment charge	3.2	155.1
Intangible asset impairment charges	—	93.4
Operating income (loss)	7.9	(237.1)
Other income (expense)	(24.9)	(97.7)
Interest income (expense):
Interest expense	(25.2)	(27.4)
Interest income	0.9	1.2
	(24.3)	(26.2)

Income (loss) before income taxes	(41.3)	(361.0)
Income tax (provision) benefit	0.2	21.4
Equity in net earnings (losses) of affiliated companies	0.2	0.2
Net income (loss) including noncontrolling interest	(40.9)	(339.4)
Less: net income (loss) attributable to noncontrolling interest	(2.8)	(24.0)
Net income (loss) attributable to Company common shareholders	$ (38.1)	$ (315.4)
Earnings (loss) per share
Earnings (loss) per common share - basic	$ (0.78)	$ (6.42)
Weighted average common shares - basic	48.8	49.1
Earnings (loss) per common share-
assuming dilution	$ (0.78)	$ (6.42)
Weighted average common shares-
assuming dilution	48.8	49.1

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	April 3,	March 28,
	2015	2014
Revenues (as reported)
North America	$ 638.2	$ 594.7
Europe	261.8	323.1
Latin America	205.3	288.7
Asia Pacific and Africa	157.0	223.6
Total	$ 1,262.3	$ 1,430.1

Revenues (metal adjusted) (1)
North America	$ 638.2	$ 568.4
Europe	261.8	306.8
Latin America	205.3	265.0
Asia Pacific and Africa	157.0	204.8
Total	$ 1,262.3	$ 1,345.0

Metal Pounds Sold
North America	146.1	134.7
Europe	41.7	51.4
Latin America	68.4	76.0
Asia Pacific and Africa	38.4	46.7
Total	294.6	308.8

Operating Income (loss)
North America	$ 29.6	$ 32.7
Europe	5.9	(10.3)
Latin America	(15.9)	(165.0)
Asia Pacific and Africa	(11.7)	(94.5)
Total	$ 7.9	$ (237.1)

Adjusted Operating Income (loss) (2)
North America	$ 38.9	$ 36.6
Europe	15.0	(6.7)
Latin America	(5.5)	(8.8)
Total	$ 48.4	$ 21.1

Return on Metal Adjusted Sales (3)
North America	6.1%	6.4%
Europe	5.7%	-2.2%
Latin America	-2.6%	-3.3%
Total	4.4%	1.9%

Capital Expenditures
North America	$ 6.6	$ 9.3
Europe	3.0	2.9
Latin America	5.6	10.9
Asia Pacific and Africa	5.3	3.9
Total	$ 20.5	$ 27.0

Depreciation & Amortization
North America	$ 10.3	$ 11.2
Europe	8.0	9.0
Latin America	5.2	7.1
Asia Pacific and Africa	4.1	5.0
Total	$ 27.6	$ 32.3

Revenues by Major Product Lines
Electric Utility	$ 446.0	$ 452.8
Electrical Infrastructure	345.1	399.4
Construction	246.1	350.1
Communications	143.1	126.9
Rod Mill Products	82.0	100.9
Total	$ 1,262.3	$ 1,430.1

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.

(2) Adjusted operating income is a non-GAAP financial measure. The Company is providing adjusted operating income on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income to segment adjusted operating income is provided in the appendix of the First Quarter 2015 Investor Presentation, located on the Company's website.

(3) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income (Loss)

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

	April 3, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$167.6	$205.8
Receivables, net of allowances of $29.2 million at April 3, 2015 and $32.0 million at December 31, 2014	969.4	1,007.0
Inventories	978.1	1,018.8
Deferred income taxes	31.7	32.4
Prepaid expenses and other	79.8	106.4
Assets held for sale	13.1	25.7
Total current assets	2,239.7	2,396.1
Property, plant and equipment, net	704.6	758.4
Deferred income taxes	34.8	24.8
Goodwill	22.4	26.1
Intangible assets, net	61.2	65.1
Unconsolidated affiliated companies	9.1	17.5
Other non-current assets	71.2	78.7
Total assets	$3,143.0	$3,366.7
Liabilities and Total Equity
Current liabilities:
Accounts payable	$730.1	$672.1
Accrued liabilities	366.6	407.2
Current portion of long-term debt	221.4	403.5
Total current liabilities	1,318.1	1,482.8
Long-term debt	991.9	933.9
Deferred income taxes	184.0	183.0
Other liabilities	220.9	240.0
Total liabilities	2,714.9	2,839.7
Commitments and contingencies
Redeemable noncontrolling interest	12.8	13.8
Total equity:
Common stock, $0.01 par value, issued and outstanding shares:
April 3, 2015 – 48,882,616 (net of 9,927,350 treasury shares)
December 31, 2014 – 48,683,493 (net of 10,126,473 treasury shares)	0.6	0.6
Additional paid-in capital	711.3	714.8
Treasury stock	(180.4)	(184.3)
Retained earnings	137.4	184.4
Accumulated other comprehensive loss	(301.4)	(263.4)
Total Company shareholders’ equity	367.5	452.1
Noncontrolling interest	47.8	61.1
Total equity	415.3	513.2
Total liabilities, redeemable noncontrolling interest and equity	$3,143.0	$3,366.7